As filed with the Securities and Exchange Commission on May 8, 2014

Registration No. 333-192574

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EFACTOR GROUP CORP.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	7389	84-1598154
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

605 Market Street, Suite 600
San Francisco, California 94105
(650) 380-8280

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Marion Freijsen

Chief Operating Officer

EFactor Group Corp.

605 Market Street, Suite 600
San Francisco California 94105
Telephone: (650) 380-8280

 (Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Richard I. Anslow, Esq. Lawrence A. Rosenbloom, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300 Facsimile: (212) 370-7889	Larry A. Cerutti, Esq. Rushika Kumararatne de Silva, Esq. Troutman Sanders LLP 5 Park Plaza, Suite 1400 Irvine, California 92614 Telephone: (949) 622-2700 Facsimile: (949) 622-2739

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ¨	Accelerated filer ¨
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, par value $0.001 per share	--	--	10,000,000	(2)	1,288.00

Common Stock, par value $0.001 per share, to be offered for resale by selling stockholders	1,640,000	3.00(3)	4,920,000		633.70

Common Stock, par value $0.001 per share, underlying the placement agent’s warrant	--	--	880,000	(4)	113.35

Total	--	--	15,800,000		2,035	(5)

(1)

In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby shall include an indeterminate number of additional shares of common stock that may be issuable as a result of anti-dilution adjustments.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low sales price of the registrant’s common stock on November 21, 2013, the most recent sales price before the initial filing of the registration statement, as reported by the OTC Bulletin Board.

(4)

Pursuant to Rule 416 of the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 110% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the placement agent’s warrants is $880,000 (which is equal to 110% of $800,000 (8% of $10,000,000).

(5)	The registrant previously paid this fee.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 6 to the Registration Statement on Form S-1 of EFactor Group Corp. (Commission File No. 333-192574) is to refile Exhibit 5.1. No other changes have been made to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee:

SEC registration fee	$ 2,035
FINRA filing fee	2,798
Accounting fees and expenses	22,500
Printing expenses	7,500
Legal fees and expenses	170,000
Miscellaneous fees and expenses	25,167
Total	$ 230,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Charter and Bylaws

Our articles of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Nevada law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•

for any breach of the director’s duty of loyalty to us or our stockholders;

•

for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•

for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the NGCL; and

•

for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Nevada Law

We are incorporated under the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes provides that discretionary indemnification under Section 78.7502 unless ordered by a court or advanced pursuant to subsection 2 of section 78.751, may be the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made by:

•

By the stockholders;

•

By the board of directors by majority vote of a quorum consisting of directors - who were not parties to the action, suit or proceeding;

•

If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•

If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS Section 78.751:

•

does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 78.7502 or for the advancement of expenses made pursuant to subsection 2 of section 78.751, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•

continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Other

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act.

Pursuant to the Share Exchange, on or about March 7, 2013, we issued 1,250,000 shares of our common stock to eighteen shareholders of EFactor in exchange for 6,580,250 shares of EFactor common stock.  Also as part of this transaction, 5,000,000 shares of our Series A Convertible Preferred Stock were exchanged for an aggregate of 2,333,946 shares of common stock of The E-Factor Corporation owned by Adriaan Reinders and Marion Freijsen, each of whom is our officer and director. The issuances were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) of the Securities Act of 1933, due to the fact these shareholders were either accredited or sophisticated investors and familiar with our operations.

Pursuant to the Share Exchange, on or about March 7, 2013, we issued 162,500 shares of our common stock to David S. Rector and 87,500 to Keith Gilmour, in exchange for services rendered to us.   The issuances were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) of the Securities Act of 1933, due to the fact these shareholders were either accredited or sophisticated investors and familiar with our operations.

Pursuant to the agreement and plan of merger with MCC International, on February 14, 2013, we issued 196,249 shares of our common stock to the sole shareholder of MCC to acquire 100% of the shares of MCC International. The relative value associated with this transaction was $1,333,335.  The issuances were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) of the Securities Act of 1933, due to the fact that the shareholder was either accredited or sophisticated investors and familiar with our operations.

During the three months ended September 30, 2013, we issued 182,822 shares of common stock to eight non-affiliate investors in connection with promissory notes that were entered into during the quarter.  These issuances were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) of the Securities Act of 1933, due to the fact these shareholders were accredited investors and familiar with our operations.

On November 13, 2013, we issued an aggregate of 41,172,924 shares of common stock as follows: (i) 12,906,223 shares of common stock were issued in exchange for 2,500,000 shares of our  preferred stock, (ii) 19,383,180 of the Additional Shares were issued to the Original Sellers and (iii) 8,883,521 shares of common stock were issued to other shareholders of E-Factor in exchange for their shares. The issuance of the shares was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder.  All purchasers of the shares represented and warranted, among other things, that they were non-U.S. persons within the meaning of Regulation S. Neither us nor any of our representatives directed any selling efforts to U.S. investors.

In January 2014, we issued an aggregate of 11,527,257 shares of common stock as follows: (i) 2,580,702 of the Additional Shares were issued to the Original Sellers and (ii) 3,016,453 shares of common stock were issued to other shareholders of EFactor and (iii) 5,930,102 shares of our common stock were issued to various persons for debt conversions and services provided to us.  The issuances were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) of the Securities Act of 1933, due to the fact these shareholders were either accredited or sophisticated investors and familiar with our operations.

 In February 2014, we issued an aggregate of 5,481,385 shares of common stock as follows: (i) 267,273 of the Additional Shares were issued to one of the Original Sellers, (ii) 4,493,571 shares of common stock were issued to other shareholders of E-Factor and (iii) 720,541 shares of common stock were issued to various persons for debt conversions and for services provided to us.  The issuances were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) of the Securities Act of 1933, due to the fact these shareholders were either accredited or sophisticated investors and familiar with our operations.

In April 2014, we issued an aggregate of 1,622,671 shares of common stock as follows: (i) 55,298 shares of common stock were issued to other shareholders of E-Factor, and (ii) 1,567,373 shares of common stock were issued to various persons for debt conversions and for services provided to us.  The issuances were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) of the Securities Act of 1933, due to the fact these shareholders were either accredited or sophisticated investors and familiar with our operations.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description
1.1**	Form of Placement Agent Agreement
2.1

Agreement and Plan of Merger dated July 27, 2006 by and among Online Holdings, Inc., a Nevada corporation, Standard Drilling Acquisition Corp., a Delaware corporation, and Standard Drilling, Inc., a Delaware corporation (1)

3.1	Amended and Restated Articles of Incorporation (2)
3.2	Certificate of Amendment to the Articles of Incorporation, filed with the Secretary of State of the State of Nevada on October 11, 2013 (3)
3.3	Certificate of Change filed with the Secretary of State of the State of Nevada on October 15, 2013 (4)
3.4	Bylaws (5)
3.5	Certificate of Designation of the the Rights, Preferences, Privileges and Restrictions of the Series A Convertible Preferred Stock (1)
4.1**	Form of Placement Agent Warrant
5.1*	Opinion of Ellenoff Grossman & Schole LLP
10.1	Acquisition and Share Exchange Agreement by and between the Company and The E-Factor Corp. and Certain of its Shareholders, dated February 1, 2013 (6)
10.2	Sale and Purchase Agreement between The E-Factor Corp. and DASPV, PTE Ltd, dated August 17, 2012, as amended (7)
10.3	Share Exchange Agreement between The E-Factor Corp. and Five5Five PTE Ltd, dated January 8, 2013 (8)
10.4	Agreement and Plan of Merger between The E-Factor Corp. and EQmentor, Inc., dated June 30, 2012, as amended (9)
10.5	Amendment No. 1 to Exchange Agreement between Home Training Initiative Ltd, Five5Five PTE Ltd., The E-Factor Corp. and Standard Drilling, Inc., dated May 7, 2013 (10)
10.6	Employment Agreement between the Company and Adriaan Reinders (11)
10.7	Employment Agreement between the Company and Marion Freijsen (12)
10.8**	Share Exchange Agreement
10.9	The E-Factor Corporation 2010 Stock Option Plan (13)
10.10**	Form of Subscription Agreement, among the Company and certain investors
10.11**	Form of Lock-up Agreement
21.1	Subsidiaries of registrant (14)
23.1**	Consent of MaloneBailey, LLP
23.2*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
24	Power of Attorney (included in signature page)
101.INS**	XBRL Instance Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

 * Filed herewith

** Previously filed

(1)	Incorporated by reference to Exhibit 2 in our Current Report on Form 8-K, filed on July 27, 2006.
(2)	Incorporated by reference to Exhibit 3.1 in our Current Report on Form 8-K, filed on September 6, 2006.
(3)	Incorporated by reference to Exhibit 3.1 in our Current Report on Form 8-K, filed on October 18, 2013.
(4)	Incorporated by reference to Exhibit 3.2 in our Current Report on Form 8-K, filed on October 18, 2013.
(5)	Incorporated by reference to Exhibit 3.2 in our Registration Statement on Form SB-2 (File Number 333-75434), filed on December 19, 2001.
(6)	Incorporated by reference to Exhibit 10.1 in our Current Report on Form 8-K, filed on February 14, 2013.
(7)	Incorporated by reference to Exhibit 10.2 in our Current Report on Form 8-K, filed on February 14, 2013.
(8)	Incorporated by reference to Exhibit 10.3 in our Current Report on Form 8-K, filed on February 14, 2013.
(9)	Incorporated by reference to Exhibit 10.4 in our Current Report on Form 8-K, filed on February 14, 2013.
(10)	Incorporated by reference to Exhibit 10.1 in our Current Report on Form 8-K, filed on May 10, 2013.
(11)	Incorporated by reference to Exhibit 99.1 in our Current Report on Form 8-K, filed on October 18, 2013.
(12)	Incorporated by reference to Exhibit 99.2 in our Current Report on Form 8-K, filed on October 18, 2013.
(13)	Incorporated by reference to Exhibit 10.9 in our Annual Report on Form 10-K for the year ended December 31, 2013.
(14)	Incorporated by reference to Exhibit 21.1 in our Annual Report on Form 10-K for the year ended December 31, 2013.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(7)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 8th day of May, 2014.

EFACTOR GROUP CORP.

By: /s/ Adriaan Reinders
Name: Adriaan Reinders
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Adriaan Reinders	Chief Executive Officer and Director	May 8, 2014
Adriaan Reinders	(Principal Executive Officer)
/s/ Marion Freijsen	Chief Operating Officer and Director	May 8, 2014
Marion Freijsen

/s/ *	Director	May 8, 2014
Thomas Trainer

/s/ *	Director	May 8, 2014
Brian Banmiller

/s/ *	Director	May 8, 2014
John Barbera
/s/ *	Director	May 8, 2014
Mark Stanich

/s/ *	Chief Financial Officer	May 8, 2014
James E. Solomon	(Principal Financial and Accounting Officer)

*By:

/s/ Adriaan Reinders

Adriaan Reinders

Attorney-in-Fact